CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our reports dated July 15, 2024, July 15, 2024, July 15, 2004, July 16, 2024 and July 16, 2024, respectively, relating to the financial statements and financial highlights of Putnam Minnesota Tax Exempt Income Fund, Putnam New Jersey Tax Exempt Income Fund, Putnam Pennsylvania Tax Exempt Income Fund, Putnam Massachusetts Tax Exempt Income Fund, and Putnam Ohio Tax Exempt Income Fund, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 24, 2024